EXHIBIT 12.1

ENTERPRISE PRODUCTS PARTNERS L.P.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

		For the Year Ended December 31,
		2008		2007		2006		2005		2004
Consolidated income		$954,021		$533,674		$601,155		$419,508		$268,261
Add:	Minority interest	41,376		30,643		9,079		5,760		8,128
	Provision for taxes	26,401		15,257		21,323		8,362		3,761
Less:	Equity in earnings from unconsolidated affiliates	(59,104)		(29,658)		(21,565)		(14,548)		(52,787)
Consolidated pre-tax income before minority interest
and equity in earnings from unconsolidated affiliates		962,694		549,916		609,992		419,082		227,363
Add:	Fixed charges	484,259		400,065		306,791		264,921		168,463
	Amortization of capitalized interest	10,486		9,335		7,894		1,644		974
	Distributed income of equity investees	98,553		73,593		43,032		56,058		68,027
Subtotal		1,555,992		1,032,909		967,709		741,705		464,827
Less:	Capitalized interest	(71,584)		(75,476)		(55,660)		(22,046)		(2,766)
	Minority interest	(41,376)		(30,643)		(9,079)		(5,760)		(8,128)
Total earnings		$1,443,032		$926,790		$902,970		$713,899		$453,933
Fixed charges:
	Interest expense	$400,686		$311,764		$238,023		$230,549		$155,740
	Capitalized interest	71,584		75,476		55,660		22,046		2,766
	Interest portion of rental expense	11,989		12,825		13,108		12,326		9,957
	Total	$484,259		$400,065		$306,791		$264,921		$168,463
Ratio of earnings to fixed charges		2.98	x	2.32	x	2.94	x	2.69	x	2.69	x

These computations take into account our consolidated operations and the distributed income from our equity method investees.  For purposes of these calculations, “earnings” is the amount resulting from adding and subtracting the following items:

Add the following, as applicable:

•	consolidated pre-tax income before minority interest and income or loss from equity investees;
•	fixed charges;
•	amortization of capitalized interest;
•	distributed income of equity investees; and
•	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

From the subtotal of the added items, subtract the following, as applicable:

•	interest capitalized;
•	preference security dividend requirements of consolidated subsidiaries; and
•	minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term “fixed charges” means the sum of the following:  interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of interest within rental expenses; and preference dividend requirements of consolidated subsidiaries.